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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-14617), Post-Effective Amendment No. 2 to Registration Statement No. 33-55153 and Post-Effective Amendment No. 4 to Registration Statement
No. 33-44327 (collectively, the "Registration Statements") of our reports (which are included in Amendment No. 1 to the Preliminary Schedule 14A of El Paso Natural Gas Company ("El Paso"), which is included in El Paso's Current Report on Form 8-K dated October 22, 1996) dated August 19, 1996 for (i) the Businesses of Tenneco Energy and (ii) the Businesses of New Tenneco; and to all references to our Firm included in the Registration Statements.

                                          Arthur Andersen LLP

Houston, Texas
October 31, 1996